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                AMENDMENT TO TRANSFER AGENCY AND REGISTRAR AGREEMENT

     This Amendment dated as of __________, 1998 (the "Amendment") is made to the Transfer Agency and Registrar Agreement, dated as of the 19th day of June, 1995 (the "Agreement") between The Munder Funds, Inc. (the "Company") and First Data Investor Services Group, Inc. ("FDISG") (then known as The Shareholder Services Group, Inc.).

     The Company and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

     1. Schedule A, "Fee Schedule," of the Agreement shall be deleted in its entirety and the Schedule A attached hereto shall be substituted in its place; and

     2.   Exhibit 1 to the Agreement shall be deleted in its entirety and
          Exhibit 1 attached hereto shall be substituted in its place.

     In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FUNDS, INC.


By:
   ---------------------------
Title:
      ------------------------

FIRST DATA INVESTOR SERVICES GROUP, INC.

By:
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Title:
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                                      SCHEDULE A
                                 TRANSFER AGENT FEES


ALL FUNDS EXCEPT THE MUNDER ALL-SEASON AGGRESSIVE FUND, MUNDER ALL-SEASON MODERATE FUND, MUNDER ALL-SEASON CONSERVATIVE FUND

1)  Asset Based Charge:  Based on the total net assets of the Companies ( as defined below*)

                         First $2.8 billion of aggregate net assets @ 2.0 basis points
                         Next $2.2 billion of aggregate net assets @ 1.5 basis points
                         Over $5 billion of aggregate net assets @ 1.0 basis points

    Other Fees:          Each IRA account will be charged $10.00 per annum NSCC
                         Transaction Charge is $.15 per financial transaction

2)  System Development:  Client defined system enhancements will be agreed upon by Transfer Agent and Munder Capital and billed at a rate of $100.00 per hour


*Companies shall include The Munder Funds Trust, The Munder Funds, Inc. (other than the Munder All-Season Aggressive Fund, Munder All-Season Moderate Fund, Munder All-Season Conservative Fund), Liquidity Plus Money Market Fund of St. Clair Funds, Inc. and The Munder Framlington Funds Trust

MUNDER ALL-SEASON AGGRESSIVE FUND, MUNDER ALL-SEASON MODERATE FUND, MUNDER ALL-SEASON CONSERVATIVE FUND

     $36,000 per Fund, assuming no more than three classes of shares per Fund, for a total annual fee of $108,000

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                                     EXHIBIT 1
                                 LIST OF PORTFOLIOS
                             dated               , 1998

The Munder Funds, Inc.

Munder All-Season Aggressive Fund
Munder All-Season Conservative Fund
Munder All-Season Moderate Fund
Munder International Bond Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Growth Fund
Munder Money Market Fund
Munder Multi-Season Growth Fund
Munder Real Estate Equity Investment Fund
Munder Small-Cap Value Fund
Munder Short Term Treasury Fund
Munder Value Fund
NetNet Fund
Munder Emerging Growth Fund